EXHIBIT 10.16

Separation Agreement
And Mutual Release

This Agreement is made as of July 26, 1999 by and between The Vantive Corporation (the "Company") and Phillip M. Dunkelberger (the "Executive").

Whereas, the Executive has served as President and Chief Operating Officer of the Company since January 1, 1999 and previously served in an executive capacity with the Company since March 6,1998; and

Whereas, the Executive has decided to resign from his position as President and Chief Operating Officer of the Company;

Now therefore, the parties agree as follows:

  Resignation as Chief Operating Officer; Certain Payments

  The Executive hereby resigns as Chief Operating Officer of the Company and as an executive officer of the Company, effective as of the close of business July 26, 1999 (the "Resignation Date"). Within two weeks of the Resignation Date, Company agrees to pay Executive (a) an amount equal to base salary from the Resignation Date through March 31, 2000; (b) an amount equal to COBRA payments for standard Company benefits continuation for Executive from the Resignation Date through March 31, 1999 and an amount necessary to cover taxes associated with receipt by Executive of such COBRA-equivalent payments; and (c) any unused vacation accrued as though Executive had ceased employment on September 30, 1999.. Effective on the Resignation Date, Executive shall resign from employment and any office or position he may hold with the Company or any of its subsidiaries. Company and Executive specifically agree that the terms of this Agreement supersede the terms of the offer letter executed by and between Company and Executive dated February 20, 1998.

  Certain Arrangements

      2.1    Participation in Certain Employee and Executive Benefits

  Executive shall remain eligible to participate in all employee benefit programs offered by the Company until the Resignation Date. Until September 30, 1999, Executive shall continue to be deemed an Executive Vice President of the Company for purposes of participation in the Executive Change of Control Compensation Program adopted by the Company on December 16, 1998. In the case of any merger or acquisition or other business combination (a "Transaction") involving all or substantially all of the assets of the Company, where the Company is not the surviving entity and where the acquiring company or merger partner controls a majority of the Company's stock after a Transaction, if the Transaction is publicly announced prior to September 30,1999 but not consummated prior to September 30,1999, Executive will continue to participate in the Executive Change of Control Compensation Program for a period of ninety (90) days following September 30, 1999 or until the consummation of the Transaction, whichever is sooner.

     2.2    Stock Options

  The Company acknowledges that the Executive holds certain options to acquire shares of the common stock of the Company (the "Options"). The Options shall continue to vest at the rates stated in any option agreements associated with the Options until the Resignation Date. At the Resignation Date, the Executive will be credited with additional vesting of the Options as if Executive had remained employed at Company through March 31, 2000. All Options will be exercisable following the Resignation Date in accordance with their terms.

     2.3    Compensation

  Executive shall continue to be paid at the rate of $13,541.67 per pay period (Executive's current base pay rate, less standard withholdings) until the Resignation Date.

     2.4    Executive Development

  Executive will have the option of attending an Executive Development course or program at a university or business school of the Executive's choice. Company will reimburse Executive an amount not to exceed $35,000 for program or course tuition, and transportation to and from the program or course, if Executive submits proof of enrollment to Company by December 31, 1999 and subsequently submits appropriate receipts.

     2.5    Home Computer

  Company will provide the Executive with a laptop personal computer ("PC"), for use at his at-home office. The PC will be consistent with Company standards at the time of system delivery. The Company will configure the system to enable email and standard functionality, and assist with setting up the system at Executive's home if so requested. Executive will have the option of either (a) purchasing the PC on the Resignation Date by having the net book value of the PC deducted from salary payments; or (b) purchasing a personal computer through Company's Information Services & Technology group at Company's standard discount and returning PC to Company's Information Services & Technology group for reassignment. On August 31, 1999, access to Company's email and other systems and voice mail will cease.

  Executive Covenants

      3.1    Confidentiality Agreement

  The terms of the Nondisclosure of Confidential Information agreement by and between the Company and the Executive dated as of March 6, 1998, including, without limitation, covenants relating to trade secrets, ownership of work product by the Company, remedies, enforcement and non-exclusivity of such covenants are hereby expressly affirmed and confirmed by the Executive and are hereby incorporated herein by reference.

      3.2    No Disparagement, Interference

  The Company and the Executive agree and acknowledge that neither will make any disparaging remarks, whether publicly or privately, about the other, or the business, affairs, practices or performance of the other, and Executive agrees not to interfere with the Company's relationships with its customers, prospects, vendors, consultants and employees.

      3.3    Covenant Concerning Competitors

  The Executive agrees not to become an employee of or consultant for, or otherwise render services to, Siebel Systems, Inc., Clarify, Inc., PeopleSoft, Inc., SAP, Inc., The Baan Company and Oracle Corporation or any parent or subsidiary of such entities for a period of one year following the Resignation Date.

      3.4    No Recruiting

  The Executive agrees not to solicit, recruit or hire for employment (or have solicited, recruited or hired on behalf of any enterprise of which he is a part) any employees of the Company for a period of six months following the Resignation Date.

  Mutual Releases

  The Company on the one hand, and the Executive on the other hand, each hereby release and discharge the other from all actions, causes of actions, suits, debts, dues, sums of money, accounts, reckonings, attorneys fees, covenants, contracts, controversies, agreements, promises, damages, judgments, executions, claims and demands whatsoever, in law, admiralty or equity, whether or not arising from fraud, fraudulent inducement or any matter unknown as of the date hereof, which against the other party such party, its or his successors and assigns ever had, now have or hereafter can, shall or may have for, upon or by reason of or relating to any matter, action, transaction, omission, practice, conduct, cause or thing whatsoever up to and including the date hereof, except (a) the Mutual Reserved Rights, as defined below, and (b) such rights as arise under or pursuant to this Agreement.

  It is the intention of the parties that this Agreement shall be deemed a full and final accord and satisfaction of all claims of each party against the other regarding all actions, relationships, agreements, arrangements or state of facts or circumstances between the parties occurring prior to the date of this Agreement.

  In furtherance of this intention, the parties hereto each acknowledges that it or he is familiar with Section 1542 of the California Civil Code, which provides: "A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which, if known by him, must have materially affected his settlement with the debtor."

  With regard to the foregoing provision, it is expressly understood and acknowledged by the parties that the facts or understandings in respect of which this Agreement is made, including without limitation the releases provided above may subsequently turn out to be other than or different from the facts and circumstances now known or believed to be true; and that the parties, respectively, expressly assume such risk and agree that this Agreement, including, without limitation the releases set forth herein, shall be in all respects effective and not subject to termination or rescission by virtue of any such difference in facts or circumstances. Without limiting the generality of the foregoing, each party hereby waives and releases any right to any benefit which he or it may now or hereafter may have under Section 1542 of the California Civil Code to the maximum extent permitted by law.

  Notwithstanding the releases set forth in this section or the waiver of the provisions of California Civil Code 1542, however, neither party releases or shall be deemed to release the other party from any claims by way of indemnification (whether arising by law, contract, corporate charter, corporate bylaw, equitable principles or otherwise), contribution or equitable subordination arising from or in respect of any claim (including, without limitation, a derivative claim), demand, assertion or proceeding commenced or initiated by a third party (whether or not such third party is nominally named a plaintiff or defendant) (any of such, the "Mutual Reserved Rights"). Nothing contained in this Agreement shall be deemed to prevent either party from providing factual information to any governmental authority, in response to any subpoena or judicial or administrative process, or in response to any official proceeding or inquiry. The Company agrees that as long as its current (or substantially similar or successor) director and officer liability insurance policy remains in force, the Executive shall be insured pursuant to such policy with respect to the time he shall have served as an officer of the Company, in accordance with the terms of such insurance policy. Notwithstanding the foregoing, the Company shall defend and indemnify Executive from and against any third party claim to which Executive is entitled to such defense and indemnification under applicable law, regardless of whether such insurance is in force.

  Independent Representation

  The Executive acknowledges that he has been represented by Manatt Phelps & Phillips, independent legal counsel, in connection with the negotiation of this Agreement and related matters. The Company hereby advises the Executive to consult with an attorney prior to executing this Agreement. The Executive represents and warrants to the Company (a) that he has sought such legal counsel and advice as he has deemed appropriate in connection with the execution hereof and the arrangements contemplated hereby; (b) that he has read and understands this Agreement; (c) that he has had a reasonable amount of time to review and consider this Agreement; (d) that pursuant to Section 6 hereof he has been afforded at least twenty-two (22) days to consider this Agreement; and (e) that he has executed this Agreement voluntarily and without duress, coercion or undue influence of any kind.

  Review

  The Executive shall have until the close of business on the twenty-first calendar day following the initial presentation of this Agreement to accept the terms of this Agreement, including the releases contained herein. The Company and the Executive acknowledge that the Executive may use as much of this twenty-one day period as the Executive wishes.

  Right to Revoke

  The Executive may revoke this Agreement within seven days after the Executive's signing it. Revocation may be made by the Executive by delivering a written notice of revocation to the notice addresses provided herein. In order for the revocation to be effective, written notice must be received by the Company no later than the seventh calendar day after execution of this Agreement. In the event that the Executive revokes this Agreement as provided herein, this Agreement shall be absolutely void, invalid and unenforceable ab initio, no aspect of this Agreement shall be given effect, and neither the Executive nor the Company shall be bound in any respect by this Agreement.

  Certain Statutes

  The Executive acknowledges and agrees that he is fully aware that there are various federal, state and municipal laws which prohibit employment discrimination based on, without limitation, the following: race; age; sex; marital status; sexual orientation; citizenship; religion; creed; national origin; military or national guard service; illiteracy; mental, psychological or physical disability; jury duty; refusal to work excess hours; status as a volunteer fireman; garnishments; arrest record or previous convictions; or attainment of pension or employee benefits including retirement, pension and severance (collectively, the "Statutes"). The Executive also acknowledges and agrees that he fully understands and is aware that there are federal, state and municipal agencies which enforce and administer these laws and ensure the enforcement of the Statutes. The Executive hereby represents and warrants to the Company that he has not filed any claims, charges, complaints or causes of action of any kind against the Company with any federal, state or local agency, administrative body, court or tribunal with respect to any matter, including the Statutes; that he has no reason or basis to do so with respect to the Statutes; and that he has no knowledge or reason to believe that anyone else has filed any such claim, charge, complaint or cause of action on his behalf or arising in connection with his relationship with the Company, and that he shall not voluntarily participate in any such proceedings.

  General Provisions

      9.1    Notices

  Any and all notices given hereunder by any party shall be in writing and shall be validly given or made to another party if delivered either personally, by telefacsimile, nationally-recognized overnight courier, or, if deposited in the United States Mail, certified or registered, prepaid, return receipt requested. Notice should be sent to the parties are the following address:

    If to the Company:
   The Vantive Corporation
   2525 Augustine Drive
   Santa Clara, CA  95054
   Telefacsimile:  (408) 367-4126
   Attention:  General Counsel

  If to the Executive:
   Phillip M. Dunkelberger
   12057 Parker Ranch Drive
   Saratoga, CA  95070
   Telefacsimile:  (408) 973-9485

      9.2    Modification

  No amendment, change or modification of this Agreement shall be valid unless in writing and signed by all of the parties hereto.

      9.3    Waiver

  No reliance upon a waiver of one or more provisions of this Agreement shall constitute a waiver of any other provisions hereof.

      9.4    Successors and Assigns

  All of the terms and provisions contained herein shall inure to the benefit of and shall be binding upon the parties hereto and their respective heirs, personal representatives, successors and assigns. However, no party shall voluntarily assign any rights hereunder, or delegate any duties hereunder, except upon the prior written consent of the other.

      9.5    Counterparts

  This Agreement may be executed in one or more separate counterparts, any of which may be executed and delivered by telefacsimile, but each of which when so executed shall be deemed to be an original. Such counterparts shall, together, constitute and shall be one and the same instrument.

      9.6    Entire Agreement, Severability

  This Agreement constitutes the entire understanding and agreement of the parties with respect to the subject matter of this Agreement, and any and all prior agreements, understandings or representations with respect to such subject matter are hereby terminated and canceled in their entirety, including any offer letter executed by Executive and Company. If any portion or portions of this Agreement is held by a court of law to be unenforceable, the parties agree that such holding shall not affect the remaining portions of this Agreement.

  In witness whereof, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

         Dated: July 26, 1999

         THE VANTIVE CORPORATION

         BY:   /s/ David Schellhase

         Dated: July 26, 1999

         By:    /s/ Phillip M. Dunkelberger

         Phillip M. Dunkelberger